EXHIBIT 10.5

June 18, 2018
Frank Slootman

RE: Consulting Agreement

Dear Frank:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services to ServiceNow, Inc., a Delaware corporation (the “Company”).

1.SERVICES

1.1The Company hereby engages you, and you hereby accept such engagement, as an independent contractor, to provide certain services to the Company and its affiliates on the terms and conditions set forth in this Agreement following the end of your service as Chairman of the Board of Directors of the Company.

1.2You shall provide advisory and consulting services to the Company as requested by the Company’s Board of Directors (the “Board”) or its Chief Executive Officer from time to time, including but not limited to meeting with members of Company management or the Board regarding the Company’s business, attending and/or speaking at Company events, and being available to Company management and the Board for questions and advice (the “Services”). Such Services shall not exceed thirty hours per month.

1.3You will be an independent contractor. The Company will not control the manner or means by which you perform the Services. Unless otherwise agreed in writing, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.TERM

The term of this Agreement shall commence on June 19, 2018 and will continue through June 19, 2019, unless extended or earlier terminated in accordance with Section 9.1 (the “Term”). Any extension of the term will be subject to mutual written agreement between the parties. For the avoidance of doubt, the Term shall commence concurrently with the effectiveness of your resignation from the Company’s Board such that there will be no break in your status as a service provider to the Company for purposes of vesting under your existing equity awards.

3.	COMPENSATION AND EXPENSES

As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall provide continued vesting during the Term of any outstanding equity awards you hold as of the date of this Agreement and allow any vested options to be exercised through the date that is 90 days after the end of Term or such longer period as set forth in the award agreement governing such option upon your death or Disability pursuant to the terms of such grants.

3.1 The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect.

4.RELATIONSHIP OF THE PARTIES

4.1You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. Other than as approved by the Chief Executive Officer of the Company, you have no authority (and shall not hold yourself out as having authority) to bind the Company, and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. You understand and acknowledge that the Services you provide to the Company are unique, special or extraordinary because of your extensive background, experience and connections within enterprise software industry and as a former executive officer the Company and member of the Board, and that you may not delegate or subcontract the Services to any other person without the Company’s prior written consent.

4.2Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees.

5.INTELLECTUAL PROPERTY RIGHTS

5.1The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement.

5.2Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights.

5.3You will and hereby are obligated to make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by you alone or with others in connection with the Services during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.4Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Moral Rights. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Moral Rights with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

6.CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). You agree, consistent with your other obligations to the Company and its affiliates, to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. You understand and acknowledge that your obligations under this Agreement or otherwise with regard to any particular Confidential Information commence immediately and shall continue in perpetuity, notwithstanding the termination of this Agreement, until such time as such Confidential Information has been disclosed publicly by the Company. You hereby acknowledge and agree that you are bound, and shall remain bound during and after the Term, the terms of the Company’s Proprietary Information and Inventions Agreement previously executed by you.

6.2You understand and acknowledge that the nature of the Services gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence. You further understand and acknowledge that the Company’s ability to reserve any Confidential Information you receive for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company, and that improper use or disclosure of such Confidential Information by you is likely to result in unfair or unlawful competitive activity.

6.3You acknowledge and agree that during the Term you will not engage in any activity that could reasonably be expected to result in a breach of any covenant or agreement you have with the Company.

6.4The Company hereby notifies you that, pursuant to 18 U.S.C. § 1833(b), you have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.REPRESENTATIONS AND WARRANTIES

7.1The Company hereby represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.INDEMNIFICATION

8.1You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions in connection with the Services; and

(b)your breach of this Agreement, including, without limitation, any representation, warranty or obligation.

9.TERMINATION

9.1The Company may terminate this Agreement, effective immediately upon written notice to you, in the event that you breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, you do not cure such breach within thirty (30) days after receipt of written notice of such breach.

9.2Upon expiration or termination of this Agreement for any reason, you shall promptly and in no event later than thirty (30) days following such termination:

(a)deliver to the Company all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)permanently erase all of the Confidential Information from your computer systems; and

(d)certify in writing to the Company that you have complied with the requirements of this Section 9.3.

9.3The terms and conditions of this Section 9 and Section 4, Section 5, Section 6, Section 7, Section 10 and Section 11 shall survive the expiration or termination of this Agreement.

10.ASSIGNMENT

You shall not assign any rights under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.

11.	MISCELLANEOUS

11.1You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

11.2All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.3This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided that the terms of your Employee Confidential Information and Inventions Agreement, dated as of [May 2, 2011], and your Indemnification Agreement, dated February 9, 2015, shall remain in full force and effect in accordance with their terms.

11.4This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.5This Agreement shall be governed by and construed in accordance with the internal laws of the state of California without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Santa Clara County, California in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

11.6If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.7This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

If this letter accurately sets forth our understanding regarding the terms of your consulting arrangement, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,
/s/ John Donahoe
Chief Executive Officer ServiceNow, Inc.

ACCEPTED AND AGREED:
/s/ Frank Slootman
Frank Slootman